InterActiveCorp Retirement Savings Plan

(formerly USA Interactive Retirement Savings Plan)

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-48863) pertaining to the InterActiveCorp Retirement Savings Plan (formerly USA Interactive Retirement Savings Plan) and the Registration Statement (Form S-8 No. 333-37284) pertaining to the USA Interactive Retirement Savings Plan - Networks of our report dated June 23, 2004, with respect to the financial statements and schedules of the InterActiveCorp Retirement Savings Plan (formerly USA Interactive Retirement Savings Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New York, New York
June 23, 2004